                                                                    EXHIBIT 99.1


CTI MOLECULAR IMAGING, INC. AND SIEMENS MEDICAL SOLUTIONS USA, INC. ANNOUNCE AGREEMENT TO ALIGN SALES AND MARKETING RESOURCES FOR PET

KNOXVILLE, TN - MAY 4, 2004 - In a change initiated by CPS Innovations, a joint venture between CTI Molecular Imaging, Inc. (Nasdaq: CTMI) and Siemens Medical Solutions USA, Inc. (Siemens AG - NYSE: SI), CTI Molecular Imaging and Siemens announced today that they have signed a definitive agreement to restructure and align their resources for the sales and marketing of Positron Emission Tomography (PET) and PET/Computed Tomography (CT) equipment manufactured by CPS Innovations. This restructuring, which became effective on May 1, 2004, will strengthen the successful distribution of equipment manufactured by CPS Innovations, and enable both CTI Molecular Imaging and Siemens to further reinforce their leadership role for PET and PET/CT solutions.

"This is an important change to address the continuing evolution of the PET market," said Ronald Nutt, Ph.D., president and chief executive of CTI Molecular Imaging. "CTI Molecular Imaging's initial entry into direct distribution in 2002 was designed to benefit CPS by addressing the needs of an underserved segment among healthcare entrepreneurs and independent PET providers. As this segment has become more significant to the PET market as a whole, Siemens has come to focus its considerable resources beyond its core hospital customers to these providers as well. At this time, we believe CPS would benefit from a more allied sales and marketing initiative to maximize the distribution channel for its products."

"We are looking forward to strengthening our partnership with CTI Molecular Imaging by aligning our sales and service forces, which will create an impressive network of functional and molecular imaging experts," said Michael Reitermann, president of Siemens Medical Solutions, Nuclear Medicine Group. "This agreement will allow us to increase our overall sales and service coverage, to better demonstrate our clinical and technological leadership, and ultimately to further improve our leading position in the global PET and PET/CT market. In this partnership, we also see tremendous opportunities for the joint development of new clinical applications in the rapidly emerging field of molecular imaging. As a first step, we will integrate Mirada's Fusion 7D package into our well-established e.soft platform."

Under this agreement, the two companies' sales forces will be aligned to more effectively market PET equipment to healthcare providers. The current CTI Molecular Imaging tomograph sales force in the U.S. will become a sales agent for Siemens and work under Siemens management, utilizing existing Siemens processes and infrastructure. Scanner sales and service activities outside the U.S., with the exception of South Korea and Japan where CTI Molecular Imaging has other contractual obligations, will be performed exclusively by Siemens. Each company will retain their own field service personnel in the U.S. All PET and PET/CT scanners sold under this new agreement will be marketed under the Siemens ECAT(TM) and biograph(TM) labels. Also part of the agreement, Siemens will begin to market other CTI Molecular Imaging products and services, including FDG and cyclotrons.

"We are pleased that the parties have successfully restructured the terms of their relationship to more effectively distribute our PET and PET/CT products," said Greg Brophy, president of CPS. "This change is consistent with our use of multiple distributors to maximize our penetration of each segment of the PET market. We will continue to work closely with each of our other distributors to develop new products and to support their respective markets in furtherance of our growth strategy."

ABOUT CTI MOLECULAR IMAGING:

CTI Molecular Imaging, Inc. is a leading supplier of products and services for positron emission tomography (PET), a diagnostic imaging technology used in the detection and treatment of cancer, cardiac disease and neurological disorders. Additional information is available at: www.ctimi.com.

ABOUT SIEMENS:

Siemens Medical Solutions of Siemens AG (NYSE: SI) with headquarters in Malvern, Pennsylvania and Erlangen, Germany, is one of the largest suppliers to the healthcare industry in the world. Employing approximately 31,000 people worldwide and operating in more than 120 countries, Siemens Medical Solutions reported sales of 7.4 billion EUR, orders of 7.8 billion EUR and group profit of
1.1 billion EUR for fiscal 2003. More information can be obtained by visiting http://www.usa.siemens.com/medical.

CONTACT:

CTI Molecular Imaging, Inc., Knoxville, TN
Michael A. Lawless, 865-218-2000

Siemens Medical Solutions, Hoffman Estates, IL
LuJean Smith, 425-432-9601

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as "assume," "expect," "anticipate," "intend," "estimate" or similar expressions, include statements regarding the anticipated financial impact and operational improvements resulting from the new distribution arrangement with Siemens and any other statements that necessarily depend on future events. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Various factors could cause actual results to differ materially from those anticipated in the forward-looking statements. CTI undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect CTI or cause actual results to differ materially from those anticipated in forward-looking statements are included in CTI's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2003.